EXHIBIT 10.9

SECOND AMENDMENT
TO THE BENEFICIAL MUTUAL SAVINGS BANK
BOARD OF MANAGERS’ NON-VESTED DEFERRED COMPENSATION PLAN
(Section 409A Amendment)

This amendment is adopted by the Board of Trustees (the “Board”) of Beneficial Mutual Savings Bank (the “Bank”) on December 18, 2008, at a duly held meeting of the Board of Trustees.

WHEREAS, the Bank maintains the Board of Managers’ Non-Vested Deferred Compensation Plan (the “Plan”) to enable the Bank’s Trustees to defer receipt of a designated percentage of their Board fees; and

WHEREAS, the Bank Board desires to amend the Plan, in part, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance issued with respect to Section 409A of the Code; and

WHEREAS, Article XI of the Plan provides that the Plan may be amended or modified from time to time by the Board.

NOW, THEREFORE, the Bank Board hereby amends the Plan effective January 1, 2005, as follows:

FIRST CHANGE

Article I of the Plan shall be amended to include the following new paragraph:

“The Plan has been amended to incorporate the applicable provisions of Section 409A of theInternal Revenue Code of 1986, as amended (the “Code”) and the regulations and all applicableguidance issued under Section 409A of the Code by the Internal Revenue Service (collectively referred to herein as “Section 409A”) insofar as the specific rules of Section 409A are applicable to benefits that vested or will vest after December 31, 2004.  It is the intention of the Bank that any portion of the benefits that vested prior to January 1, 2005 shall not be subject to Section 409A and shall receive the full benefit of the grandfathering protection afforded to nonqualified deferred compensation amounts that vested prior to January 1, 2005.  To the extent necessary to give effect to the preceding sentence, the Board may construe this Plan as two (2) separate plans.  All provisions of the Plan that relate specifically to Section 409A shall be effective as of January 1, 2005.”

SECOND CHANGE

The first sentence of Article VI shall be deleted in its entirety and replaced with the following new sentence:

“The Participant my elect to receive payment of the deferred amounts credited to his Plan account(and any appreciation depreciation thereon) upon a Separation of Service (subject to Article IX)in a lump sum or in annual installments not to exceed ten (10) years.”

THIRD CHANGE

Article VI shall be amended by adding the following new language to the end thereof:

“With respect to benefits that vested prior to January 1, 2005, a Participant’s Distribution ElectionForm must be submitted either (i) more than one year before the date on with a Participant’sserviceas a Trustee terminates for any reason, or (ii) within 30 days of the Plan’s effective or the Participant’s initial service with the Bank as a Trustee.  For benefits vesting after December 31, 2004, the following distribution rules apply:  (i) changes to distribution elections may not accelerate the time or schedule of any distribution, except as provided under Section 409A; (ii) changes must, for benefits distributable upon Separation from Service (as defined under Section 409A ), delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally schedule to be made; and (iii) distributions must take effect not less that twelve (12) months after the election is made.

Upon the inclusion of any amount into a Participant’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A, to theextent such tax liability can be covered by the Participant’s account balance in the Plan, a distribution shall be made as soon as administratively practicable following the discovery of the plan failure.”

FOURTH CHANGE

The following new Article XIII shall be added to the Plan:

“XIII    SECTION 409A

“This Plan shall at all times be administered and the provisions of this Plan shall be interpretedconsistent with the requirements of Section 409A.  Any modification to the terms of this Plan thatwould inadvertently result in an additional tax liability on the part of a Participant shall have no effect, provided the change in the terms of the Plan are rescinded by the earlier of a date before the right is exercised (if the change grants a discretionary right) and the last day of the calendar year during which such change occurred.

On or before December 31, 2008, if a Participant wishes to change his or her payment election as tothe form or timing of the payment under the Plan, the Participant may do so by completing aTransition Relief Election Form, provided that any such election (i) must be made prior to the Participant’s Separation form Service, (ii) shall not take effect before the date that is 12 months after the date the election is made, (iii) cannot apply to amounts that would otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would otherwise be paid in a later year.”

FIFTH CHANGE

Article XI shall be amended by adding the following language to the beginning of the first sentence:

“Subject to Section 409A”

SIXTH CHANGE

Sections (A) and (B) of Article VIII are deleted in their entirety and replace with the following new Section (A):

“(A)           After vesting under Article IV of the Plan and upon the Bank’s determination (following petition by the Participant) that the Participant has suffered an unforeseeable emergency as described below, the Bank shall (i) terminate the then effective deferral election of the Participant to the extent permitted under Section 409A of the Code, and (ii) distribute to the Participant all or a portion of his or her deferral account balance as determined by the Bank, but in no event shall the distribution be greater than the amount determined by the Bank that is necessary to satisfy the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the unforeseeable emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship); provided, however, that such distribution shall be permitted solely to the extent permitted under Section 409A of the Code.  For purposes of this Article VIII, “unforeseeable emergency” means a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, (b) a loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Bank”.

Further, with the deletion of Section (B), Section (C) will become Section (B) of Article VIII.

IN WITNESS WHEREOF, the Bank has caused this Amendment to be executed by its duly authorized officer on the 18th day of December, 2008

ATTEST:	BENEFICIAL MUTUAL SAVINGS BANK

/s/ Joseph Conners	/s/ Thomas M. Topley
For the Board of Trustees

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